Exhibit 99.1

PREMIER COMMUNITY BANKSHARES, INC.

Post Office Box 998, Stephens City, Virginia 22655 (540) 869-6600

Premier Community Bankshares, Inc.

Announces 17% Earnings Increase for the Third Quarter

Winchester, Virginia October 13, 2004

(Nasdaq: PREM) Premier Community Bankshares, Inc. reported net income of $1.7 million for the third quarter of 2004, an increase of 17.0% or $248 thousand over the net income for the corresponding quarter of 2003.  Diluted earnings per share were $0.34, an increase of 9.7% from the $0.31 per share for the third quarter of 2003.  The return on equity was 15.98% and the return on assets was 1.22%.  In comparison, the third quarter of 2003 generated a return on equity and assets of 17.37% and 1.31%, respectively.

For the first nine months of 2004, the return on equity was 14.72% and the return on assets was 1.18% as compared to a return on equity of 16.83% and a return on assets of 1.27% for the first nine months of 2003.  Net income for the first nine months of 2004 was $4.5 million, an increase of 13.0% or $522 thousand over the net income for the corresponding period of 2003.

Total assets for the company as of September 30, 2004 were $559.3 million, a gain of $107.5 million or 23.8% over the first nine months of 2003.  Net loans outstanding grew by $112.2 million or 31.2% and accounted for the majority of the asset growth.  The increase in net income is attributable in large part to the interest income and corresponding fees derived from the growth in loans.  The increase in loans was funded by a $78.4 million increase in deposits, a $19.2 million increase in borrowed money, and a $13.8 million decrease in federal funds sold.  Other income increased as a result of fees on a growing asset and deposit base, while other expenses increased due to personnel expenses and equipment needed to service an expanding customer base and the opening of additional branch offices.

Premier Community Bankshares is a growing multi-bank holding company that operates 16 offices in the Shenandoah Valley region located in the northwestern part of Virginia.  The corporation’s two subsidiary banks of Rockingham Heritage Bank and The Marathon Bank serve an increasingly diversified market with a growing population in excess of 300,000.  The Corporation also operates a loan production office in the eastern panhandle of West Virginia.

This press release may contain forward-looking statements, as defined by federal securities laws, which may involve significant risks and uncertainties.  The statements are based on estimates and assumptions made by management in conjunction with other factors deemed appropriate under the circumstances.  Actual results could differ materially from current projections.  Readers are encouraged to read filings the company has made with the Securities and Exchange Commission for additional information.

THE MARATHON BANK 4095 Valley Pike, Winchester, Virginia 22602
ROCKINGHAM HERITAGE BANK 110 University Boulevard, Harrisonburg, Virginia 22801

PREMIER COMMUNITY BANKSHARES
(Unaudited)
($ In Thousands)

Balance Sheet	September 30,
Assets:	2004	2003	% Change
Cash & Due From Banks	$24,461	$22,057	10.9%

Interest Bearing Due From Banks	126	285	-55.8%

Fed Funds Sold	17,105	30,888	-44.6%

Securities-HTM	7,705	9,296	-17.1%

Securities-AFS	17,902	15,074	18.8%

Loans	476,451	363,256	31.2%

Allowance for Loan Losses	(4,957)	(3,965)	25.0%

Bank Premises & Equip.	12,215	9,955	22.7%

Other Assets	8,300	4,941	68.0%

Total Assets	$559,308	$451,787	23.8%

Liabilities:
Noninterest Bearing Deposits	$77,382	$57,339	35.0%

Interest Bearing Deposits	392,386	334,006	17.5%

Total Deposits	$469,768	$391,345	20.0%

Other Borrowed Money	30,674	11,505	166.6%

Other Liabilities	2,519	1,960	28.5%

Trust Preferred Capital Notes	13,000	13,000	0.0%

Total Liabilities	$515,961	$417,810	23.5%

Shareholders’ Equity
Common Stock	$4,902	$4,591	6.8%

Capital Surplus	19,391	15,150	28.0%

Retained Earnings	18,928	14,028	34.9%

Accumulated Other Comp Income(loss)	126	208	-39.4%

Total Shareholders’ Equity	$43,347	$33,977	27.6%

Total Liabilities and Shareholders’ Equity	$559,308	$451,787	23.8%

PREMIER COMMUNITY BANKSHARES
(Unaudited)
($ In Thousands)

	Nine Months Ending
	September 30,
	2004	2003	% Change

Income Statement

Interest Income	$22,870	$19,578	16.8%

Interest Expense	6,508	6,289	3.5%

Net Interest Income	16,362	13,289	23.1%

Provision for Loan Losses	920	715	28.7%

Net Interest Income After Provision for Loans Losses
	15,442	12,574	22.8%

Other Income	3,382	2,653	27.5%

Other Expenses	12,196	9,326	30.8%

Income Before Taxes	6,628	5,901	12.3%

Income Taxes	2,100	1,895	10.8%

Net Income	$4,528	$4,006	13.0%

Results of Operation

Book Value Per Share	$8.84	$7.40	19.5%

Earnings Per Share-Basic	$0.93	$0.88	5.7%

Earnings Per Share-Assuming Dilution	$0.90	$0.85	5.9%

Return on Average Assets	1.18%	1.27%	-7.1%

Return on Average Equity	14.72%	16.83%	-12.5%

Allowance for Loan Losses to Loans	1.04%	1.09%	-4.6%

Common Shares Outstanding, (Thousands)	4,902	4,591	6.8%

PREMIER COMMUNITY BANKSHARES
(Unaudited)
($ In Thousands)

	Three Months Ending
	September 30,
	2004	2003	% Change

Income Statement

Interest Income	$8,226	$6,716	22.5%

Interest Expense	2,361	2,040	15.7%

Net Interest Income	5,865	4,676	25.4%

Provision for Loan Losses	175	225	-22.2%

Net Interest Income After Provision for Loans Losses
	5,690	4,451	27.8%

Other Income	1,175	992	18.4%

Other Expenses	4,368	3,298	32.4%

Income Before Taxes	2,497	2,145	16.4%

Income Taxes	793	689	15.1%

Net Income	$1,704	$1,456	17.0%

Results of Operation

Earnings Per Share-Basic	$0.35	$0.32	9.4%

Earnings Per Share-Assuming Dilution	$0.34	$0.31	9.7%

Return on Average Assets	1.22%	1.31%	-6.9%

Return on Average Equity	15.98%	17.37%	-8.0%